UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

ThredUp, Inc.

(Name of Issuer)

Class A common stock, par value $0.0001 per share

(Title of Class of Securities)

88556E102

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 88556E102

1.	Names of Reporting Persons Trinity TVL X, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 8,424,267 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 8,424,267 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,424,267 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.9% of Common Stock (9.8% of Class A Common Stock) (3)(4)

12.	Type of Reporting Person (See Instructions) OO

(1)	This Statement on Schedule 13G is filed by Trinity TVL X, LLC (“Trinity TVL X”), Trinity Ventures X, L.P. (“Trinity X”), Trinity X Entrepreneurs’ Fund, L.P. (“TEF X”), Trinity X Side-By-Side Fund, L.P. (“Trinity SBS X”), TVL Management Corp. (“TVL Management”), Ajay Chopra (“Chopra”), Noel J. Fenton (“Fenton”), and Patricia E. Nakache (“Nakache,” and collectively with Trinity TVL X, Trinity X, TEF X, Trinity SBS X, TVL Management, Chopra and Fenton, referred to herein as, the “Reporting Persons”). Trinity TVL X serves as the sole General Partner of Trinity X, TEF X and Trinity SBS X. As such, Trinity TVL X possesses power to direct the voting and disposition of the shares owned by Trinity X, TEF X and Trinity SBS X and may be deemed to have indirect beneficial ownership of the shares held by Trinity X, TEF X and Trinity SBS X. TVL Management, Chopra, Fenton, and Nakache are Management Members of Trinity TVL X. As such, TVL Management, Chopra, Fenton, and Nakache share power to direct the voting and disposition of the shares owned by Trinity X, TEF X and Trinity SBS X and may be deemed to have indirect beneficial ownership of the shares held by Trinity X, TEF X and Trinity SBS X. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	The 8,424,267 shares of Class A Common Stock beneficially owned by the Reporting Person represents (i) 8,296,276 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held directly by Trinity X, (ii) 82,140 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held directly by TEF X and (iii) 45,851 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held directly by Trinity SBS X.

(3)	The Common Stock beneficial ownership percentage is based on a total of 107,250,512 shares of Common Stock (77,290,731 shares of Class A Common Stock and 29,959,781 shares of Class B Common Stock) outstanding as of October 31, 2023, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 6, 2023.

(4)	The Class A Common Stock beneficial ownership percentage is based on 77,290,731 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 6, 2023, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 88556E102

1.	Names of Reporting Persons Trinity Ventures X, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 8,296,276 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 8,296,276 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,296,276 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.7% of Common Stock (9.7% of Class A Common Stock) (3)(4)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 8,296,276 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held directly by Trinity X.
(3)	The Common Stock beneficial ownership percentage is based on a total of 107,250,512 shares of Common Stock (77,290,731 shares of Class A Common Stock and 29,959,781 shares of Class B Common Stock) outstanding as of October 31, 2023, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 6, 2023.
(4)	The Class A Common Stock beneficial ownership percentage is based on 77,290,731 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 6, 2023, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 88556E102

1.	Names of Reporting Persons Trinity X Entrepreneurs’ Fund, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 82,140 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 82,140 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 82,140 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1% of Common Stock (0.1% of Class A Common Stock) (3)(4)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 82,140 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held directly by TEF X.
(3)	The Common Stock beneficial ownership percentage is based on a total of 107,250,512 shares of Common Stock (77,290,731 shares of Class A Common Stock and 29,959,781 shares of Class B Common Stock) outstanding as of October 31, 2023, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 6, 2023.
(4)	The Class A Common Stock beneficial ownership percentage is based on 77,290,731 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 6, 2023, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 88556E102

1.	Names of Reporting Persons Trinity X Side-By-Side Fund, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 45,851 shares (2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 45,851 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 45,851 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0% of Common Stock (0.1% of Class A Common Stock) (3)(4)

12.	Type of Reporting Person (See Instructions) PN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 45,851 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held directly by Trinity SBS X.
(3)	The Common Stock beneficial ownership percentage is based on a total of 107,250,512 shares of Common Stock (77,290,731 shares of Class A Common Stock and 29,959,781 shares of Class B Common Stock) outstanding as of October 31, 2023, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 6, 2023.
(4)	The Class A Common Stock beneficial ownership percentage is based on 77,290,731 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 6, 2023, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 88556E102

1.	Names of Reporting Persons TVL Management Corp.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power

	6.	Shared Voting Power 8,424,314 shares (2)

	7.	Sole Dispositive Power

	8.	Shared Dispositive Power 8,424,314 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,424,314 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.9% of Common Stock (9.8% of Class A Common Stock) (3)(4)

12.	Type of Reporting Person (See Instructions) CO

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 47 shares of Class A Common Stock held directly by TVL Management, (ii) 8,296,276 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held directly by Trinity X, (iii) 82,140 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held directly by TEF X and (iv) 45,851 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held directly by Trinity SBS X.
(3)	The Common Stock beneficial ownership percentage is based on a total of 107,250,512 shares of Common Stock (77,290,731 shares of Class A Common Stock and 29,959,781 shares of Class B Common Stock) outstanding as of October 31, 2023, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 6, 2023.
(4)	The Class A Common Stock beneficial ownership percentage is based on 77,290,731 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 6, 2023, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 88556E102

1.	Names of Reporting Persons Ajay Chopra

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 957

	6.	Shared Voting Power 8,424,314 shares (2)

	7.	Sole Dispositive Power 957

	8.	Shared Dispositive Power 8,424,314 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,425,271 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.9% of Common Stock (9.8% of Class A Common Stock) (3)(4)

12.	Type of Reporting Person (See Instructions) IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 47 shares of Class A Common Stock held directly by TVL Management, (ii) 8,296,276 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held directly by Trinity X, (iii) 82,140 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held directly by TEF X and (iv) 45,851 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held directly by Trinity SBS X.
(3)	The Common Stock beneficial ownership percentage is based on a total of 107,250,512 shares of Common Stock (77,290,731 shares of Class A Common Stock and 29,959,781 shares of Class B Common Stock) outstanding as of October 31, 2023, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 6, 2023.
(4)	The Class A Common Stock beneficial ownership percentage is based on 77,290,731 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 6, 2023, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 88556E102

1.	Names of Reporting Persons Noel J. Fenton

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,031

	6.	Shared Voting Power 8,424,314 shares (2)

	7.	Sole Dispositive Power 1,031

	8.	Shared Dispositive Power 8,424,314 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,425,345 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.9% of Common Stock (9.8% of Class A Common Stock) (3)(4)

12.	Type of Reporting Person (See Instructions) IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 47 shares of Class A Common Stock held directly by TVL Management, (ii) 8,296,276 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held directly by Trinity X, (iii) 82,140 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held directly by TEF X and (iv) 45,851 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held directly by Trinity SBS X.
(3)	The Common Stock beneficial ownership percentage is based on a total of 107,250,512 shares of Common Stock (77,290,731 shares of Class A Common Stock and 29,959,781 shares of Class B Common Stock) outstanding as of October 31, 2023, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 6, 2023.
(4)	The Class A Common Stock beneficial ownership percentage is based on 77,290,731 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 6, 2023, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 88556E102

1.	Names of Reporting Persons Patricia E. Nakache

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒ (1)

3.	SEC Use Only

4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 83,533

	6.	Shared Voting Power 8,424,314 shares (2)

	7.	Sole Dispositive Power 83,533

	8.	Shared Dispositive Power 8,424,314 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,507,847 shares (2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.9% of Common Stock (9.9% of Class A Common Stock) (3)(4)

12.	Type of Reporting Person (See Instructions) IN

(1)	This Statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 47 shares of Class A Common Stock held directly by TVL Management, (ii) 8,296,276 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held directly by Trinity X, (iii) 82,140 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held directly by TEF X and (iv) 45,851 shares of Class A Common Stock issuable upon conversion of Class B Common Stock held directly by Trinity SBS X.
(3)	The Common Stock beneficial ownership percentage is based on a total of 107,250,512 shares of Common Stock (77,290,731 shares of Class A Common Stock and 29,959,781 shares of Class B Common Stock) outstanding as of October 31, 2023, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 6, 2023.
(4)	The Class A Common Stock beneficial ownership percentage is based on 77,290,731 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 6, 2023, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

Item 1.

(a)	Name of Issuer ThredUp, Inc.
(b)	Address of Issuer’s Principal Executive Offices 969 Broadway, Suite 200 Oakland, CA 94607

Item 2.

(a)

Name of Person Filing

1.       Trinity TVL X, LLC (“Trinity TVL X”)

2.       Trinity Ventures X, L.P. (“Trinity X”)

3.       Trinity X Entrepreneurs’ Fund, L.P. (“TEF X”)

4.       Trinity X Side-By-Side Fund, L.P. (“Trinity SBS X”)

5.       TVL Management Corp. (“TVL Management”)

6.       Ajay Chopra (“Chopra”)

7.       Noel J. Fenton (“Fenton”)

8.       Patricia E. Nakache (“Nakache”)

(b)	Address of Principal Business Office or, if none, Residence c/o Trinity Ventures 325 Sharon Park Dr., #458 Menlo Park, CA 94025

(c)	Citizenship

	Trinity TVL X	Delaware
	Trinity X	Delaware
	TEF X	Delaware
	Trinity SBS X	Delaware
	TVL Management	Delaware
	Chopra	United States of America
	Fenton	United States of America
	Nakache	United States of America

	(d)	Title of Class of Securities Common Stock
	(e)	CUSIP Number 88556E102

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	% of Total Common (1)	% of Class A Common (2)
Trinity X	8,296,276	0	8,296,276	0	8,296,276	8,296,276	7.7%	9.7%
TEF X	82,140	0	82,140	0	82,140	82,140	0.1%	0.1%
Trinity SBS X	45,851	0	45,851	0	45,851	45,851	0.0%	0.1%
Trinity TVL X	0	0	8,424,267	0	8,424,267	8,424,267	7.9%	9.8%
TVL Management	47	0	8,424,314	0	8,424,314	8,424,314	7.9%	9.8%
Chopra	957	957	8,424,314	957	8,424,314	8,425,271	7.9%	9.8%
Fenton	1,031	1,031	8,424,314	1,031	8,424,314	8,425,345	7.9%	9.8%
Nakache	83,533	83,533	8,424,314	83,533	8,424,314	8,507,847	7.9%	9.9%

(1)	The Common Stock beneficial ownership percentage is based on a total of 107,250,512 shares of Common Stock (77,290,731 shares of Class A Common Stock and 29,959,781 shares of Class B Common Stock) outstanding as of October 31, 2023, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 6, 2023.

(2)	The Class A Common Stock beneficial ownership percentage is based on 77,290,731 shares of the Issuer’s Class A Common Stock outstanding as of October 31, 2023, as reported on the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 6, 2023, plus the number of shares of the Issuer’s Class B Common Stock beneficially owned by the Reporting Person, which are treated as converted into Class A Common Stock only for the purpose of computing the Class A Common Stock beneficial ownership percentage of the Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable

Item 8.	Identification and Classification of Members of the Group

Not applicable

Item 9.	Notice of Dissolution of Group

Not applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2024

Trinity Ventures X, L.P.

By:	Trinity TVL X, LLC
its	General Partner

By:	/s/ Lyle McCulloch
Name: Lyle McCulloch
Title: VP - Finance

Trinity X Entrepreneurs’ Fund, L.P.

By:	Trinity TVL X, LLC
its	General Partner

By:	/s/ Lyle McCulloch
Name: Lyle McCulloch
Title: VP - Finance

Trinity X Side-By-Side Fund, L.P.

By:	Trinity TVL X, LLC
its	General Partner

By:	/s/ Lyle McCulloch
Name: Lyle McCulloch
Title: VP - Finance

Trinity TVL X, LLC

By:	/s/ Lyle McCulloch
Name: Lyle McCulloch
Title: VP - Finance

TVL Management Corp.

By:	/s/ Lyle McCulloch
Name: Lyle McCulloch
Title: VP - Finance

/s/ Ajay Chopra
Ajay Chopra

/s/ Noel J. Fenton
Noel J. Fenton

/s/ Patricia E. Nakache
Patricia E. Nakache

ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

Exhibit(s):

A - Joint Filing Statement

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of ThredUp, Inc. is filed on behalf of each of us.

Dated: February 14, 2024

Trinity Ventures X, L.P.

By:	Trinity TVL X, LLC
its	General Partner

By:	/s/ Lyle McCulloch
Name: Lyle McCulloch
Title: VP - Finance

Trinity X Entrepreneurs’ Fund, L.P.

By:	Trinity TVL X, LLC
its	General Partner

By:	/s/ Lyle McCulloch
Name: Lyle McCulloch
Title: VP - Finance

Trinity X Side-By-Side Fund, L.P.

By:	Trinity TVL X, LLC
its	General Partner

By:	/s/ Lyle McCulloch
Name: Lyle McCulloch
Title: VP - Finance

Trinity TVL X, LLC

By:	/s/ Lyle McCulloch
Name: Lyle McCulloch
Title: VP - Finance

TVL Management Corp.

By:	/s/ Lyle McCulloch
Name: Lyle McCulloch
Title: VP - Finance

/s/ Ajay Chopra
Ajay Chopra

/s/ Noel J. Fenton
Noel J. Fenton

/s/ Patricia E. Nakache
Patricia E. Nakache